Exhibit 99.1

FOR IMMEDIATE RELEASE: NEWS

Minneapolis, Minnesota, March 9, 2004.

Spectre Gaming Acquires Linux-Based Class II Gaming Platform
from Met Games, Inc.

“Founder of Met Games will join the Spectre Gaming management team”.

Spectre Gaming, Inc. (OTC BB: “SGMG.OB”) today announced that it has signed a definitive agreement with Met Games, Inc. of Tulsa, Oklahoma to acquire Met Games, Inc.’s next generation Linux-based Class II gaming system.

“This transaction provides the platform which has the potential to scale with our business plan”, stated Ronald Eibensteiner, CEO of Spectre Gaming. “We are also pleased that Gary Watkins, founder of Met Games, has agreed to join our management team. Mr. Watkins clearly has a vision for the Class II gaming market and understands how it will change over the next several years.”

Mr. Eibensteiner continued, “This technology adds the necessary component we have been seeking to develop our products. We are continuing to assemble a seasoned management team and an experienced Board of Directors that will allow us to exploit the opportunities that exist in this market.”

Mr. Watkins, CEO of Met Games Inc. stated, “Spectre’s team of people have a wealth of gaming knowledge and capital market expertise, and we share a common vision for the Class II market. This is a market that I have participated in over the past twelve years and I look forward to pioneering yet another system that I believe will once again change the way bingo is played in the charitable and Native American gaming markets throughout the world”. Mr. Watkins has experience in wide area networks from industries such as lottery, banking and specifically Class II game applications that have had exceptional player appeal.

Spectre Gaming Inc., with offices at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, is a provider of interactive electronic games to the rapidly growing Native American Class II and charitable gaming markets. The Company designs and develops networks, software and content that provides its customers with a comprehensive gaming system.

Statements made in this release which are not historical in nature, are referred to as forward-looking statements. These statements should be viewed as uncertain and should not be relied upon.

Contact: Ron Eibensteiner or Brian Niebur, (612) 279-2030